Exhibit 10.98
CORE NATURAL RESOURCES, INC. (the “Company”)
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
Name of Grantee: [______] (the “Grantee”)
Grant Date of Award: February 18, 2025 (the “Award Date”)
Number of PSUs (at target): [_____]
Effective as of the Award Date, Core Natural Resources, Inc. (the “Company”) has awarded the Grantee the number of performance-based restricted stock units (the “PSUs”) set forth above pursuant and subject to the provisions of the Core Natural Resources, Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan (as may be amended from time to time, the “Plan”) and the terms and conditions set forth in this Performance Restricted Stock Unit Award Agreement (the “Agreement”), which Agreement includes the “Terms and Conditions of PSU Agreement” attached hereto as Schedule A (including the attached exhibit).
CORE NATURAL RESOURCES, INC.
___________________________
[NAME]
[TITLE]

Acceptance:
To confirm your acceptance of the terms and conditions of this Agreement and of the Plan, within 30 days of issuance of this Agreement, please (i) sign this Agreement below and return the signed copy to the Company at [XXXX] or (ii) if provided on an online platform, please check the “Accept” button on such platform.
GRANTEE:
_______________________________

□ ACCEPT

Schedule A
Core Natural Resources, Inc.
Restricted Stock Unit Awards (Executive-Start-Up Awards)
(Performance-Based)
Terms and Conditions of PSU Agreement
1.PSU Grant: Effective as of February 18, 2025 (the “Award Date”), Core Natural Resources, Inc. (the “Company”) granted to the Grantee performance-based Restricted Stock Units with respect to a specified number of shares of Common Stock as set forth in this Agreement (the “PSUs”). By accepting the PSUs, the Grantee acknowledges and agrees that (i) the PSUs are subject to this Agreement and the terms of the Core Natural Resources, Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan (as may be amended from time to time, the “Plan”) and (ii) this Agreement and the Plan set forth the entire understanding between the Grantee and the Company regarding the PSUs and supersede all prior oral and written agreements, promises and/or representations on the terms of the PSUs. Each capitalized term not defined in this Agreement has the meaning assigned to such term in the Plan.
2.Stockholder Rights: The Grantee will have no rights as a holder of shares of Common Stock with respect to the PSUs granted hereunder. Notwithstanding the foregoing, the Grantee will have the right to receive a cash payment (the “Dividend Equivalent Payment”) with respect to the PSUs (if any) that vest pursuant to this Agreement, subject to withholding pursuant to the terms of this Agreement and the Plan, in an amount equal to the aggregate cash dividends that would have been paid to the Grantee if the Grantee had been the record owner, on each record date for a cash dividend during the period from the Award Date through the settlement date of the PSUs, of a number of shares of Common Stock equal to the number of PSUs that actually vest under this Agreement. The Dividend Equivalent Payment will be made at the time the PSUs are settled. The Grantee will not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to shares of Common Stock (but, for clarity, the PSUs will be subject to adjustment for such non-cash dividends or other distributions pursuant to Section 3(d) of the Plan).
3.Transferability: The PSUs shall not be sold, transferred, assigned, pledged or otherwise encumbered or disposed, except by will or the laws of descent and distribution.
4.Vesting: The PSUs shall vest on the second anniversary of the Award Date (the “Vesting Date”) based on attainment of the performance goals set forth on the attached Exhibit A (the “Performance Goals”) during the period beginning on January 14, 2025 and ending on December 31, 2026 (the “Performance Period”), provided the Grantee continues to be employed by the Company through the Vesting Date, except as otherwise provided below. As soon as practicable following the end of the Performance Period, the Committee shall determine whether and to what extent the Performance Goals have been met, shall certify attainment of the Performance Goals and shall authorize the settlement
    Sched. A-1

of the PSUs consistent with the achievement of the Performance Goals, which settlement shall take place in accordance with Section 7(a) below. In the event that the Performance Goals have not been met, the PSUs shall automatically be forfeited and all rights of the Grantee to the PSUs shall terminate.
5.Termination of Employment:
a.Without Cause, for Good Reason or Early Retirement. In the event of the Grantee’s termination of employment at any time prior to the Vesting Date by the Company without Cause, by the Grantee for Good Reason, or due to the Grantee’s Early Retirement, a pro-rated portion of the PSUs (or the full number of PSUs) shall remain eligible to vest on the Vesting Date in an amount determined by multiplying (i) the number of PSUs that would have vested based on attainment of the Performance Goals for the Performance Period, without regard to the Grantee’s termination of employment, by (ii) a fraction, the numerator of which is the number of days during the period beginning on the Award Date and ending on the date of such termination of employment, and the denominator of which is the number of days from the Award Date to the last day of the Performance Period; provided that if such termination occurs after the end of the Performance Period and prior to the Vesting Date, the full number of PSUs shall remain eligible to vest based on attainment of the Performance Goals for the Performance Period. Any PSUs that do not vest on the Vesting Date will be forfeited. The vested PSUs shall be settled as described in Section 7(b) below. Notwithstanding the foregoing, in the event of the Grantee’s termination of employment by the Company without Cause or by the Grantee for Good Reason at a time when the Grantee is otherwise eligible for Early Retirement or Normal Retirement (including, for the avoidance of doubt, during the 90 day period prior to the Grantee’s termination due to Early Retirement or Normal Retirement, as applicable), such termination of employment shall be deemed the Grantee’s termination due to Early Retirement or Normal Retirement, as applicable, for purposes of this Agreement and the PSUs shall vest as described in this Section 5(a) in the event the Grantee is eligible for Early Retirement (but not Normal Retirement) or Section 5(c) below in the event the Grantee is eligible for Normal Retirement.
b.Death or Disability. In the event of the Grantee’s termination of employment at any time prior to the Vesting Date by reason of death or by the Company due to Grantee’s Disability, 100% of the target number of PSUs shall vest as of the date of such termination; provided that, if such termination occurs following the end of the Performance Period and prior to the Vesting Date, the number of PSUs that vest on the date of such termination shall equal, if greater than 100% of the target PSUs, the number of PSUs that would have vested based on attainment of the Performance Goals for the Performance Period, without regard to the Grantee’s termination of employment. The vested PSUs shall be settled as described in Section 7(c) below.

c.Normal Retirement. In the event of the Grantee’s termination of employment at any time prior to the Vesting Date due to the Grantee’s Normal Retirement, all of the
    Sched. A-2

PSUs shall remain eligible to vest on the Vesting Date based on attainment of the Performance Goals for the Performance Period, without regard to the Grantee’s termination of employment. Any PSUs that do not vest on the Vesting Date will be forfeited. The vested PSUs shall be settled as described in Section 7(b) below.
d.For Cause. In the event of the Grantee’s termination of employment at any time prior to the Vesting Date by the Company for Cause, all PSUs, whether vested or unvested, will be forfeited.
6.Change in Control: Except as otherwise may be provided pursuant to Section 12 of the Plan, in the event of a Change in Control that occurs at any time after the Award Date and during the Performance Period, on or within thirty (30) days prior to the date of the Change in Control (such date, the “Change in Control Determination Date”), the Committee shall determine the number of PSUs that are eligible to vest based on attainment of the Performance Goals during the period beginning on the first day of the Performance Period and ending on the Change in Control Determination Date (the “Earned CIC PSUs”), and such Earned CIC PSUs (if any) shall be eligible to vest as follows:
a.PSUs Assumed in Change in Control. In the event the PSUs become a Substitute Award in connection with such Change in Control, the Earned CIC PSUs will vest on the Vesting Date, subject to the Grantee’s continued employment by the Company through the Vesting Date, and shall be settled as described in Section 7(a) below. Notwithstanding the foregoing, in the event of the Grantee’s termination of employment by the Company without Cause, by the Grantee for Good Reason, due to the Grantee’s Early Retirement or Normal Retirement, by reason of death or by the Company due to Grantee’s Disability, in any case, at any time on or following the date of the Change in Control and prior to the Vesting Date (a “Change in Control Qualifying Termination”), the Earned CIC PSUs (or 100% of the target number of PSUs, if greater) shall vest as of the date of such Change in Control Qualifying Termination and shall be settled as described in Section 7(d) below.
b.PSUs Not Assumed in Change in Control. In the event the PSUs do not become a Substitute Award in connection with such Change in Control, the Earned CIC PSUs (or 100% of the target number of PSUs, if greater) shall vest on the Change in Control Determination Date, subject to the Grantee’s continued employment by the Company through such date, and shall be settled as described in Section 7(e) below.
7.Settlement: The PSUs shall be settled by delivery of one share of Common Stock for each PSU that is earned and vests. The earned and vested PSUs shall be settled as follows:
a.Settlement following Standard Vesting or a Change in Control in which the PSUs are Assumed. In the event the PSUs vest pursuant to Section 4 or Section 6(a) (other than due to a Change in Control Qualifying Termination), the PSUs shall be settled
    Sched. A-3

in calendar year 2027 as soon as practicable after the Vesting Date, but in no event later than March 15, 2027.
b.Settlement following Grantee’s Termination Without Cause, for Good Reason, Early Retirement or Normal Retirement, in any case, Prior to a Change in Control. In the event the PSUs vest pursuant to Section 5(a) or Section 5(c), the PSUs shall be settled in calendar year 2027 as soon as practicable after the end of the Performance Period, but in no event later than March 15, 2027.
c.Settlement following Grantee’s Termination due to Death or Disability. In the event the PSUs vest pursuant to Section 5(b), the PSUs shall be settled within 60 days of the date of termination.
d.Settlement following Grantee’s Change in Control Qualifying Termination. In the event the PSUs vest pursuant to Section 6(a) due to the Grantee’s Change in Control Qualifying Termination, the PSUs shall be settled within 60 days of the date of such Change in Control Qualifying Termination.

e.Settlement following Change in Control in which the PSUs are Not Assumed. In the event the PSUs vest pursuant to Section 6(b) in connection with a Change in Control in which the PSUs do not become a Substitute Award, the PSUs shall be settled within 30 days of the date of such Change in Control.
8.Tax Withholding: The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the PSUs. The Grantee authorizes the Company to satisfy any tax withholding obligation arising upon the lapse of any risk of forfeiture (including FICA due upon such lapse) and settlement of the PSUs by withholding shares of Common Stock otherwise issuable in respect of the Grantee’s PSUs. The Company may withhold shares up to the maximum applicable withholding tax rate for federal (including FICA), state, local and foreign tax liabilities. Shares of Common Stock used to satisfy tax withholding shall be valued based on the Fair Market Value when the tax withholding is required to be made.
9.No Right to Continued Employment: The Grantee understands and agrees that this Agreement does not impact the right of the Company or any of its affiliates employing the Grantee to terminate or change the terms of the Grantee’s employment at any time for any reason, with or without cause. The Grantee understands and agrees that the Grantee’s employment with the Company or any of its affiliates is on an “at-will” basis.
10.Clawback Policy: The PSUs are subject to the Company’s Compensation Recoupment Policy, effective as of January 14, 2025, to the extent required by law.
11.Restrictive Covenants: In consideration of the grant of the PSUs, the Grantee agrees to the following restrictive covenants:

    Sched. A-4

a.Non-Competition and Non-Solicitation. During the period beginning on the Award Date and ending on the earlier of (i) the first anniversary of the Grantee’s termination of employment for any reason or (ii) a Change in Control that occurs at any time after the Award Date, the Grantee will not engage in any Competitive Activity or Solicitation Activity.

b.Confidentiality. The Grantee will at all times keep secret and confidential all Confidential Information that the Grantee acquires or has acquired in connection with or as a result of the performance of services for the Company unless (i) the Company otherwise consents or (ii) the Grantee is legally required to disclose such Confidential Information by a court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or any previous agreement with the Company shall prohibit the Grantee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Grantee does not need the prior authorization of the Company to make any such reports or disclosures and the Grantee is not required to notify the Company that the Grantee has made such reports or disclosures.

c.Non-Disparagement. The Grantee will not knowingly make any statement, written or oral, that disparages the business or reputation of the Company or any of its subsidiaries or the officers or directors of any of them. The Company’s officers and directors will not knowingly make any statement, written or oral, that disparages the business or reputation of the Grantee.

Notwithstanding anything in this Agreement to the contrary, if the Grantee breaches in any material respect any of the restrictive covenants set forth in this Section 11, the PSUs, whether vested or unvested, will be forfeited in their entirety. The restrictive covenants set forth in this Section 11 shall be in addition to and shall not supersede any other restrictive covenants set forth in any agreement between the Grantee and the Company or any of its subsidiaries.

12.Section 409A: It is intended that this Agreement comply with, or be exempt from, the requirements of Section 409A and the Plan and this Agreement shall be interpreted accordingly. All payments hereunder shall be deemed separate payments for purposes of Section 409A. For purposes of any payment hereunder in respect of PSUs subject to Section 409A, references to the Grantee’s termination of employment (or words of like import) shall mean the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)). Notwithstanding anything in the Plan or this Agreement to the contrary, if the Grantee is a “specified employee” under Section 409A (as determined by the Committee), no payment hereunder that is subject to Section 409A shall be made as a result of a “separation from service” of the Grantee until the earlier of
    Sched. A-5

(i) the first business day following the six (6) month anniversary of the Grantee’s separation from service or (ii) the date of the Grantee’s death. Notwithstanding anything herein to the contrary, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), payment in respect of the PSUs subject to Section 409A may be accelerated in connection with a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) without the consent of the Grantee.

13.Agreement Governs: In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of this Agreement shall govern; provided that Section 3(d), Section 12 and Section 13(b) of the Plan shall govern over any conflicting provision of this Agreement.
14.Captions: Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
15.Severability: In the event that any provision in this Agreement shall be held invalid or unenforceable for any reason, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
16.Definitions:
a.“Cause” has the meaning given to such term in the Grantee’s offer letter or other applicable employment or severance agreement with the Company, a subsidiary of the Company or any predecessor to the Company or a subsidiary, or if there is no such definition, as defined in the Plan.
b.“Change in Control” means, notwithstanding anything in the Plan to the contrary, the earliest to occur of: (1) any one “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Shares that, together with the Shares held by such “person” or “group,” possess more than 40% of the total fair market value or total voting power of the Shares and other stock of the Company; (2) a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) the sale of all or substantially all of the Company’s assets (which shall be determined in the sole discretion of the Committee); provided, however, that, in addition to the foregoing, such event must also qualify as a “Change in Control” event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the Company. For the avoidance of doubt, references within this definition of “Change in Control” to the “Company” are solely to Core Natural Resources, Inc., such that a sale of a
    Sched. A-6

subsidiary of Core Natural Resources, Inc. shall not constitute a “Change in Control” under this Agreement unless otherwise determined in the sole discretion of the Committee.
c.“Competitive Activity” means the Grantee’s participation, without the written consent of the Chief Legal Officer of the Company (or an authorized officer of the Company if the Grantee is the Chief Legal Officer), in the management of any Competitive Operation. Competitive Activity will not include (i) the mere ownership of securities in any enterprise or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.
d.“Competitive Operation” means the business operation of any enterprise if such operation engages in substantial and direct competition with any business operation actively conducted by the Company or its divisions and subsidiaries on the date of the Grantee’s termination of employment. A business operation will be considered a Competitive Operation if such business sells a competitive product or service that constitutes (i) 15% of that business’s total sales or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in either event, the Company’s sales of a similar product or service constitutes (x) 15% of the total sales of the Company or (y) 15% of the total sales of any individual subsidiary or division of the Company.

e.“Confidential Information” means information relating to the Company’s, its divisions’ and subsidiaries’ and their successors’ business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research or product development, engineering records, computer systems and software, personnel records or legal records.
f.“Disability” has the meaning given to such term in the Plan.
g.“Early Retirement” means, upon at least 90 days’ prior written notice to the Company, the Grantee’s voluntary termination of employment for any reason on or after the date on which the Grantee attains age 55 and has ten years of service (whether or not continuous and whether or not the years of service are full calendar years) with the Company, a subsidiary of the Company or any predecessor to the Company or a subsidiary; provided that, the Grantee has not been terminated for Cause.
h.“Good Reason” has the meaning given to such term in the Grantee’s offer letter or other applicable employment or severance agreement with the Company, a subsidiary of the Company or any predecessor to the Company or a subsidiary.
    Sched. A-7

i.“Normal Retirement” means, upon at least 90 days’ prior written notice to the Company, the Grantee’s voluntary termination of employment for any reason on or after the date on which the Grantee attains age 60 and has 20 years of service (whether or not continuous and whether or not the years of service are full calendar years) with the Company, a subsidiary of the Company or any predecessor to the Company or a subsidiary; provided that, the Grantee has not been terminated for Cause.
j.“Solicitation Activity” means the Grantee’s solicitation for employment or hiring, without the written consent of the Chief Legal Officer of the Company (or an authorized officer of the Company if the Grantee is the Chief Legal Officer), of any person employed or retained by the Company on, or during the six months preceding, the date of the Grantee’s termination of employment.

    Sched. A-8

Exhibit A
Performance Goals
Subject to this Agreement, a percentage of the PSUs will vest as set forth in the table below based on the Transaction Synergies realized over the Performance Period.

Transaction Synergies Realized	Percentage of Target PSUs that Vest
$110,000,000	50%
$125,000,000	100%
$140,000,000	200%
If the Transaction Synergies are between any of the achievement levels set forth in the table above, the percentage of the PSUs that will vest will be determined by straight-line interpolation between the percentages corresponding to such achievement levels. Notwithstanding anything to the contrary in the Agreement or this Exhibit A, in no event shall (i) any PSUs vest if the Transaction Synergies do not equal or exceed $110,000,000 or (ii) more than 200% of the target number of PSUs vest.
“Transaction Synergies” means, in connection with the Company’s merger with Arch Resources, Inc., the realization of certain expense and cost savings during the Performance Period, as determined by the Committee in its sole discretion. In determining such expense and cost savings, the Committee may consider, among other items, (i) the elimination of corporate and operational overhead costs, including optimizing headcounts and elimination of duplicative public company costs; (ii) optimizing blending opportunities across the Company’s product portfolio; (iii) reducing logistical expenses associated with the combination of logistical networks; and (iv) reducing procurement costs through vendor optimization and volume purchase savings.

    Ex. A-1